EXHIBIT 21

Subsidiaries of Tetra Tech, Inc.

NAME	JURISDICTION OF FORMATION
Advanced Management Technology, Inc.	VIRGINIA
America’s Schoolhouse Consulting Services, Inc.	NEW YORK
America’s Schoolhouse Council, LLC	NEW YORK
Ardaman & Associates, Inc.	FLORIDA
Cosentini Associates, Inc.	NEW YORK
Engineering Management Concepts, Inc.	CALIFORNIA
Evergreen Utility Contractors, Inc.	WASHINGTON
FHC, Inc.	OKLAHOMA
GeoTrans, Inc.	VIRGINIA
Hartman & Associates, Inc.	FLORIDA
Kansas City Testing Laboratory, Inc.	MISSOURI
KCM, Inc.	WASHINGTON
MFG, Inc.	DELAWARE
Rizzo Associates, Inc.	MASSACHUSETTS
Rose Company, LLC	COLORADO
Sciences International, Inc.	DELAWARE
SCM Consultants, Inc.	WASHINGTON
SCM Staff Placement Specialists, Inc.	WASHINGTON
Tetra Tech Argentina S. A.	ARGENTINA
Tetra Tech Cape Canaveral, LLC	FLORIDA
Tetra Tech Caribe, Inc.	PUERTO RICO
Tetra Tech Construction Services, Inc.	COLORADO
Tetra Tech Consulting & Remediation, Inc.	DELAWARE
Tetra Tech EC (Mass.) Corporation	MASSACHUSETTS
Tetra Tech EC (Ohio) Corporation	DELAWARE
Tetra Tech EC Australia Pty. Ltd.	AUSTRALIA
Tetra Tech EC, Inc.	DELAWARE
Tetra Tech EM Inc.	DELAWARE
Tetra Tech Executive Services, Inc.	CALIFORNIA
Tetra Tech IC, Inc.	CANADA
Tetra Tech India Limited	INDIA
Tetra Tech International (BVI) Ltd.	BRITISH V. I.
Tetra Tech International, Inc.	DELAWARE
Tetra Tech Latin America, LLC	DELAWARE
Tetra Tech Leasing, LLC	DELAWARE
Tetra Tech NUS, Inc.	DELAWARE
Tetra Tech RMC, Inc.	DELAWARE
Tetra Tech Technical Services, Inc.	DELAWARE
Tetra Tech Wired Communications of California, Inc.	CALIFORNIA
The Thomas Group of Companies, Inc.	DELAWARE
Thomas Communications & Technologies, LLC	NEW YORK
Thomas Environmental Services, LLC	NEW YORK
Thomas Management Services, LLC	NEW YORK
Western Utility Cable, Inc.	ILLINOIS
Western Utility Contractors, Inc.	ILLINOIS
Whalen & Company, Inc.	DELAWARE
Whalen Service Corps Inc.	DELAWARE
Whalen/Sentrex LLC	CALIFORNIA